EXHIBIT 12
Weyerhaeuser Company and Subsidiaries
Computation of Ratios of Earnings to Fixed Charges
For the quarters ended March 31, 2012, and March 31, 2011
(Dollar amounts in millions)

	QUARTER ENDED
	MARCH 31, 2012	MARCH 31, 2011
Available earnings:
Earnings from continuing operations before interest expense, amortization of debt expense and income taxes	$116	$252
Add: interest portion of rental expense	4	4
Add: undistributed loss of equity affiliates and income attributable to noncontrolling interests in subsidiaries	2	4
Available earnings	$122	$260
Fixed charges:
Interest expense incurred:
Weyerhaeuser Company and subsidiaries, excluding Weyerhaeuser Real Estate Company and other related subsidiaries	$86	$94
Weyerhaeuser Real Estate Company and other related subsidiaries	5	6
Subtotal	91	100
Less: intercompany interest	(1)	(1)
Total interest expense incurred	90	99
Amortization of debt expense	2	2
Interest portion of rental expense	4	4
Total fixed charges	$96	$105
Ratio of earnings to fixed charges	1.27	2.48

Weyerhaeuser Company with its Weyerhaeuser Real Estate Company and Other Related Subsidiaries
Accounted for on the Equity Method, but Excluding the Undistributed Earnings of Those Subsidiaries
Computation of Ratios of Earnings to Fixed Charges
For the quarters ended March 31, 2012 and March 31, 2011
(Dollar amounts in millions)

	QUARTER ENDED
	MARCH 31, 2012	MARCH 31, 2011
Available earnings:
Earnings from continuing operations before interest expense, amortization of debt expense and income taxes	$111	$247
Add: interest portion of rental expense	3	3
Add: undistributed loss of equity affiliates and attributable to noncontrolling interests in subsidiaries	2	3
Add: undistributed loss before income taxes of Weyerhaeuser Real Estate Company and other related subsidiaries	9	1
Available earnings	$125	$254
Fixed charges:
Interest expense incurred	$86	$94
Amortization of debt expense	2	2
Interest portion of rental expense	3	3
Total fixed charges	$91	$99
Ratio of earnings to fixed charges	1.37	2.57